Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-166364, 333-168100, 333-171165, 333-162795, 333-162110, 333-06784, 333-08146, 333-11842, 333-09350, 333-11154, 333-111112, 333-111113, 333-134355, 333-144589, 333-145981, 333-153230, 333-177510, 333-179408, 333-181375, 333-191176 and 333-199904) of our reports dated April 2, 2015, with respect to the consolidated financial statements of NICE-Systems Ltd. and its  subsidiaries and the effectiveness of internal control over financial reporting of NICE-Systems Ltd. included in the Annual Report on Form 20-F for the year ended December 31, 2014.

Tel Aviv, Israel
April 2, 2015

/s/ KOST, FORER, GABBAY & KASIERER
KOST, FORER, GABBAY & KASIERER
A Member of Ernst & Young Global